UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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NET 1 UEPS TECHNOLOGIES, INC.

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NET 1 UEPS TECHNOLOGIES, INC.
___________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on November 20, 2019
___________________________________________________

To the Shareholders of Net 1 UEPS Technologies, Inc.:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Shareholders of Net 1 UEPS Technologies, Inc. will be held at our principal executive offices located at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 20, 2019 at 16:00 local time (9am Eastern Time), for the following purposes:

1. To elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2. To ratify the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm for the fiscal year ending June 30, 2020.

3. To hold an advisory vote to approve executive compensation.

4. To transact such other business and act upon any other matter which may properly come before the annual meeting or any adjournment or postponement of the meeting.

Our Board of Directors has fixed the close of business on September 27, 2019, as the record date for determining shareholders entitled to notice of and to vote at the meeting. A list of the shareholders as of the record date will be available for inspection by shareholders at our principal executive offices during business hours for a period of ten days prior to the meeting.

Your attention is directed to our annual report for the fiscal year ended June 30, 2019, which is enclosed with this proxy statement.

Sincerely,

Christopher S. Seabrooke Chairman	Herman G. Kotzé Chief Executive Officer
Johannesburg, South Africa October 25, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 20, 2019. A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/64107N.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder. You may also submit your proxy via the internet as specified in the accompanying internet voting instructions. Shareholders registered on our South African Branch Register ("South African Shareholders") are referred to the special instructions contained on page 5 of this proxy statement.

NET 1 UEPS TECHNOLOGIES, INC.
___________________________

PROXY STATEMENT EXECUTIVE SUMMARY

ANNUAL MEETING OF SHAREHOLDERS

Time and Date	16:00 local time (9am Eastern Time) on November 20, 2019
Place	President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa
Record Date	September 27, 2019

PROPOSALS TO BE VOTED ON AND BOARD VOTING RECOMMENDATIONS

The following is a summary of proposals to be voted on at the annual meeting. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the proxy statement as well as our annual report on Form 10-K.

Proposal 1

Election of Directors

The Board has nominated our current seven directors for re-election at the annual meeting to hold office until the 2020 annual meeting. More information about this proposal can be found on pages 6-7.

Recommendation: Our Board recommends a vote FOR each of the director nominees.

Proposal 2

Ratification of Independent Registered Public Accounting Firm

The Board is asking shareholders to ratify the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm for the fiscal year ending June 30, 2020. More information about this proposal can be found on page 7.

Recommendation: Our Board recommends a vote FOR the ratification of the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm.

Proposal 3

Advisory Vote to Approve Executive Compensation

The Board is providing shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table under "Executive Compensation." More information about this proposal can be found on pages 8.

Recommendation: Our Board recommends a vote FOR the approval of executive compensation.

This proxy statement was first mailed to shareholders on or about October 31, 2019.

CORPORATE GOVERNANCE

Our Board is committed to excellence in corporate governance. We believe that principled and ethical governance benefits you, our shareholders, as well as our customers, employees and communities, and we maintain a governance profile that aligns with industry-leading standards. We believe that our governance structure will have a direct impact on the strength of our business. The following table presents a brief summary of highlights of our governance profile.

Board Conduct and Oversight	Independence and Participation	Shareholder Rights

✓ Regular risk assessment

✓ Standards of ethics, applied to all directors, executive officers and employees

✓ Significant time devoted to succession planning and leadership development efforts

✓ Annual evaluations of Board and its committees

✓ Independent Chairman

✓ Five of seven directors are independent by SEC and Nasdaq standards

✓ Executive sessions of non-employee directors generally held at each Board and committee meeting

✓ Audit Committee, Remuneration Committee, and Nominating and Corporate Governance Committee are each made up entirely of independent directors

✓ Separate Chairman of the Board and Chief Executive Officer

✓ Special meeting right for shareholders of an aggregate of 10% of voting stock

✓ All directors annually elected; no staggered Board

✓ No "Poison Pill"

✓ No supermajority voting requirements to change organizational documents

VOTING RIGHTS AND PROCEDURES

Shareholders as of the close of business on September 27, 2019, the record date, may attend and vote at the annual meeting. Each share is entitled to one vote. There were 56,568,425 shares of common stock outstanding on the record date.

A majority of the total number of outstanding shares of common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shareholders who are present at the annual meeting in person or by proxy and who abstain, and proxies relating to shares held by a bank or broker on your behalf (that is, in "street name"), that are not voted (referred to as "broker non-votes") will be treated as present for purposes of determining whether a quorum is present. In the event that there are not sufficient votes to approve any proposal at the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies. The inspector of election appointed for the annual meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The following describes how you may vote on each proposal and the votes required for approval of each proposal:

  Proposal No 1-Our seven director nominees will be elected by a plurality of votes. You may vote for each director nominee or withhold your vote from one or more of the nominees. Withholding a vote as to any director nominee is the equivalent of abstaining. In an uncontested election such as this, abstentions and broker non-votes have no effect, since approval by a specific percentage of the shares present or outstanding is not required.
  Proposal No. 2-The ratification of the selection of Deloitte & Touche (South Africa) ("Deloitte") to act as our independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.
  Proposal No. 3- The advisory vote to approve executive compensation will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the annual meeting that is not on the proxy.

If you do not indicate a specific choice on a proxy that you sign and submit, your shares will be voted:

  FOR each of the director nominees;
  FOR the ratification of the selection of Deloitte as our independent registered public accounting firm; and
  FOR the approval of executive compensation.

If your shares are held in "street name," and you do not instruct the bank or broker as to how to vote your shares on Proposals 1 and 3, the bank or broker may not exercise discretion to vote for or against those proposals. This would be a "broker non-vote" and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the bank or broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Revocability of Proxies

You may revoke your proxy at any time prior to exercise of the proxy by delivering a written notice of revocation or a duly executed proxy with a later date by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., P.O. Box 2424, Parklands 2121, South Africa, or by attending the meeting and voting in person. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Internet Availability of Proxy Materials and Annual Report

A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/64107N.

Market Information

Our common stock is listed on The Nasdaq Global Select Market ("Nasdaq") in the United States under the symbol "UEPS" and, via a secondary listing, on the Johannesburg Stock Exchange ("JSE"), in South Africa under the symbol "NT1." Nasdaq is our principal market for the trading of our common stock. Our transfer agent in the United States is Computershare Shareowner Services LLC, 480 Washington Blvd., Jersey City, New Jersey 07310. Our transfer agent in South Africa is Link Market Services South Africa (Pty) Ltd ("Link Market"), 13th Floor, 19 Ameshoff Street, Braamfontein, 2001, South Africa.

Special Instructions to South African Shareholders

We are required to comply with certain South African regulations related to the circulation and tabulation of proxies issued to our South African Shareholders. The proxy form marked "Net 1 UEPS Technologies, Inc. Proxy for Shareholders Registered on South African Branch Register" must be used by South African Shareholders. The South African proxy must be lodged, posted or faxed to Link Market so as to reach them by 16:00, local time, on November 15, 2019. South African Shareholders that have already dematerialized their shares through a Central Securities Depository Participant ("CSDP") or broker, other than with own-name registration, should not complete the South African proxy. Instead they should provide their CSDP or broker with their voting instructions or, alternatively, they should inform their CSDP or broker of their intention to attend the annual meeting in order for their CSDP or broker to be able to issue them with the necessary authorization to enable them to attend such meeting. South African Shareholders that hold their shares in certificated form or dematerialized own-name registration should complete the South African proxy and return it to Link Market.

Solicitation

The Board is soliciting your proxy to vote your shares at the annual meeting. We will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to our shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We may reimburse these persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for performing these services. Except as described above, we do not presently intend to solicit proxies other than by mail.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The terms of office of each of our current directors will expire at the annual meeting. The Board has nominated for re-election each of our current directors (see "Information Regarding the Nominees" for information on all directors) for a one-year term.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board recommends that you vote FOR the election of each of the director nominees.

Information Regarding the Nominees

Herman G. Kotzé 50 years old Director since 2004

Mr. Kotzé has been our Chief Executive Officer since June 2017 and was also our Chief Financial Officer, Secretary and Treasurer from 2004 until February 2018. From January 2000 until June 2004, he served on the board of Aplitec as Group Financial Director. Mr. Kotzé joined Aplitec in November 1998 as a strategic financial analyst. Prior to joining Aplitec, Mr. Kotzé was a business analyst at the Industrial Development Corporation of South Africa. Mr. Kotzé is a qualified South African chartered accountant.

The Board believes that Mr. Kotzé's financial, accounting and taxation expertise and experience with corporate transactions, as well as his long history with us and deep knowledge of our business and industry makes him well-suited to serve as a director.

Alex M.R. Smith 50 years old Director since 2018

Mr. Smith has been our Chief Financial Officer, Treasurer and Secretary since March 2018. From 2008 until February 2018, Mr. Smith served as Director and Chief Financial Officer of Allied Electronics Corporation Limited, a JSE-listed company. Prior to joining Altron, Mr. Smith worked in various positions at PricewaterhouseCoopers in Edinburgh, Scotland and Johannesburg from 1991 to 2005. Mr. Smith holds a Bachelor of Law (Honours) degree from the University of Edinburgh and is a member of the Institute of Chartered Accountants of Scotland.

The Board believes that Mr. Smith's financial and accounting expertise and experience with corporate transactions and capital markets makes him well-suited to serve as a director.

Christopher S. Seabrooke 66 years old Director since 2005

Mr. Seabrooke is Chief Executive Officer and a director of Sabvest Limited, an investment holding company which is listed on the JSE. Mr. Seabrooke also serves as a non-employee director of the following JSE listed companies: Brait SE, Metrofile Holdings Limited, Rolfes Holdings Limited and Transaction Capital Limited. In the past five years he was also a non-employee director of JSE listed Massmart Holdings Limited and Datatec Limited. Mr. Seabrooke is a member of The Institute of Directors in South Africa. Formerly, he was the Chairman of the South African State Theater and the Deputy Chairman of each of the National Arts Council and the Board of Business and Arts South Africa. Mr. Seabrooke has degrees in Economics and Accounting from the University of Natal and an MBA from the University of Witwatersrand.

The Board believes that Mr. Seabrooke's expertise in finance, accounting and corporate governance and broad experience as a director of several publicly-traded companies covering a broad range of industries makes him a valuable member of our Board.

Alasdair J.K. Pein 59 years old Director since 2005

Mr. Pein is currently Managing Partner of Ascension Advisory Partners LLP (UK), and a director of Ascension Partners Limited. Both vehicles provide investment services to high net worth clients. Mr. Pein sits on the investment committee of Dean St Investments LLP a UK based investment limited partnership. Mr. Pein also serves as a director of Ecolutia Services AG, a global provider of water, wastewater and environmental treatment solutions. From 1994 until March 2009, Mr. Pein served as the CEO of the Oppenheimer family's private equity business. During this period of time Mr. Pein held directorships of a number of private companies. Mr. Pein is a qualified South African chartered accountant.

The Board believes that Mr. Pein's financial and accounting expertise, as well as his private equity experience and skills in dealing with compensation, human resources and corporate governance issues, makes him a valuable member of our Board.

Paul Edwards 65 years old Director since 2005

Mr. Edwards is the Chairman of Equilibre Bioenergy Production Limited, V2 Holdings Limited and ZappGroup AFRICA Limited. Mr. Edwards is also a non-employee director of Lighthouse Capital Limited. Previously, Mr. Edwards was Non-Executive Chairman of Integrated Pipeline Solutions (Pty) Ltd and Emerging Markets Payment Holdings, an Africa and Middle East payments business; a non-employee director of Starcomms Limited, a Nigerian telecommunications operator; Executive Chairman of Chartwell Capital, a corporate finance house; Chief Executive Officer of MTN Group, a pan-African mobile operator; and Group Chief Executive of Johnnic Holdings Ltd, a diversified holding company. Mr. Edwards has a BSc and an MBA from the University of Cape Town.

The Board believes that Mr. Edwards' knowledge and experience of the payments and telecommunications industries, especially in Africa, provides us with valuable insight into the potential opportunities to expand our business internationally and makes him a valuable member of our Board.

Alfred T. Mockett 70 years old Director since 2017

Mr. Mockett has served as the non-executive chairman of Hibu Group Limited since 2013 and as a non-executive director of Corporate Risk Holdings LLC from 2014 until 2018. From 2010 until 2013, he served as the chief executive officer of Dex One Corporation, a NASDAQ-listed provider of online, mobile and print marketing solutions.

The Board believes that Mr. Mockett's expertise in finance, accounting and corporate governance and broad experience as an officer and director of several publicly-traded companies covering a broad range of industries makes him a valuable member of our Board.

Ekta Singh-Bushell 49 years old Director since 2018

Ms. Singh-Bushell has served as a non-employee director of TTEC Holdings Inc. (NASDAQ:TTEC) since May 2017, Datatec (JSE: DTC) since June 2018, and DSW Inc. (NYSE:DSW) since September 2018. From 2016 to 2017, Ms. Singh-Bushell served as deputy to the first vice president, chief operating officer in the executive office of the Federal Reserve Bank of New York. From 2015 to 2016, she was a partner at DecisionGPS LLC, a business analytics start-up; and she continues to serve as a strategic board advisor to the company. Between 1998 and 2015, Ms. Singh-Bushell worked at Ernst & Young, serving in various leadership roles including global client services partner between 2005 and 2015, global and Americas IT Effectiveness leader, Northeast advisory people leader, and US innovation & digital strategy leader and Chief Information Security Officer. Ms. Singh-Bushell is a certified public accountant and holds advanced international certifications in governance, information systems security, audit and control. From 2004 to 2014, Ms. Singh-Bushell served in various leadership roles including treasurer and audit committee chair for the Asian American Federation. During her extensive career, she has lived and worked in India, London and the United States.

The Board believes that Ms. Singh-Bushell's international experience in finance, audit, technology, cybersecurity, multi-sector strategy and business launch provide necessary and desired skills, experience and perspective to our Board.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Deloitte to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2020. A representative of Deloitte is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders. Deloitte currently serves as our independent registered public accounting firm.

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2020. Although ratification is not required by our Amended and Restated By-Laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider this selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

The Board recommends a vote FOR the ratification of the selection of Deloitte.

PROPOSAL NO. 3: AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing you with the opportunity to vote to approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table under "Executive Compensation," whom we refer to as our "named executive officers" or NEOs. This proposal, which is commonly referred to as "say on pay," is required by Section 14A of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act").

The philosophy of our executive compensation program is to link compensation to the achievement of our key strategic and financial goals. Therefore, we reward our executives for their contributions to our annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased shareholder value. At the same time, we believe our program does not encourage excessive risk-taking by management. The "Executive Compensation" section of this proxy statement beginning on page 13, including the "Compensation Discussion and Analysis," describes in detail our executive compensation program and the decisions made by the Remuneration Committee with respect to our fiscal year ended June 30, 2019.

The Board is asking shareholders to cast a non-binding advisory vote on the following resolution:

"Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the disclosure rules of the U.S. Securities and Exchange Commission (the "SEC"), including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on an advisory basis."

Because your vote is advisory, it will not be binding upon the Board or the Remuneration Committee. However, the Board and the Remuneration Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when considering future executive compensation decisions.

The Board recommends a vote FOR the approval of the compensation of our named executive officers.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

MEETINGS OF THE BOARD AND DIRECTOR INDEPENDENCE

Our Board typically holds a regular meeting once every quarter and holds special meetings when necessary. During the fiscal year ended June 30, 2019, our Board held a total of seven meetings. Each of our incumbent directors attended 100% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, during the period for which each such director served. We encourage each member of the Board to attend the annual meeting of shareholders, but have not adopted a formal policy with respect to such attendance.

Messrs. Seabrooke, Kotzé and Smith attended last year's annual meeting. The non-employee directors meet regularly without any management directors or employees present. These meetings are held on the day of or the day preceding other Board or committee meetings. The Board annually examines the relationships between us and each of our directors. After this examination, the Board has concluded that Messrs. Seabrooke, Pein, Edwards and Mockett and Ms. Singh-Bushell are "independent" as defined under Nasdaq Rule 5605(a)(2) and under Rule 10A-3(b)(1) under the Exchange Act, as that term relates to membership on the Board and the various Board committees.

COMMITTEES OF THE BOARD

The Board has established an Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. The members of our Board Committees are presented in the table below:

Director	Audit Committee	Remuneration Committee	Nominating and Corporate Governance Committee
Paul Edwards	X	X	X
Herman G. Kotzé (#)
Alfred T. Mockett	X	X	X*
Alasdair J.K. Pein	X	X*	X
Christopher S. Seabrooke	X	X	X
Ekta Singh-Bushell	X*	X	X
Alex M.R. Smith (#)

# Executive
* Chairperson

Audit Committee

The Audit Committee consists of Messrs. Seabrooke, Pein, Edwards and Mockett and Ms. Singh-Bushell, with Ms. Singh-Bushell acting as the Chairperson, replacing Mr. Seabrooke in such capacity on July 1, 2019. The Board has determined that Ms. Singh-Bushell is an "audit committee financial expert" as that term is defined in applicable SEC rules, and that all members meet Nasdaq's financial literacy criteria. The Audit Committee held 11 meetings during the 2019 fiscal year. See "Audit Committee Report" on page 34.

The Audit Committee was established by the Board for the primary purpose of overseeing or assisting the Board in overseeing the following:

Audit the qualifications and independence of our registered public accounting firm the organization and performance of our internal audit function	Compliance Processes our compliance with SEC and other legal and regulatory requirements compliance with ethical standards adopted by us review of related party transactions

Financial Reporting

  the integrity of our financial statements
  the accounting and financial reporting processes and the audits of our financial statements our systems of disclosure controls and procedures and internal control over financial reporting
Risk Management review of our risk assessment and enterprise risk management process

A copy of our Audit Committee charter is available without charge on our website, www.net1.com.

Remuneration Committee

The Remuneration Committee consists of Messrs. Pein, Seabrooke, Edwards and Mockett and Ms. Singh-Bushell, with Mr. Pein acting as the Chairperson. The Remuneration Committee held five meetings during the 2019 fiscal year.

The Remuneration Committee has the following principal responsibilities, authority and duties:

Compensation Structure & Strategy

  review and approve performance goals and objectives relevant to the compensation of all our executive officers, evaluate the performance of each executive officer in light of those goals and objectives, and set each executive officer's compensation, including incentive-based and equity-based compensation, based on such evaluation make recommendations to the Board with respect to incentive and equity-based compensation plans review and make recommendations to the Board regarding compensation-related matters outside the ordinary course, including, but not limited to, employment contracts, change-in-control provisions and severance arrangements administer our stock option, stock incentive, and other stock compensation plans, including the function of making and approving all grants of options and other awards to all executive officers and directors, and all other eligible individuals, under such plans review annually and make recommendations to the Board regarding director compensation assist management in developing and, when appropriate, recommend to the Board, the design of compensation policies and plans review and discuss with management the disclosures in our "Compensation Discussion and Analysis" and any other disclosures regarding executive compensation to be included in our public filings or shareholder reports recommend to the Board whether the Compensation Discussion and Analysis should be included in our proxy statement, Form 10-K, or information statement, as applicable, and prepare the related report required by the rules of the SEC
Human Resources & Workforce Management generally oversee our human resources and workforce management programs

               A copy of our Remuneration Committee charter is available without charge on our website, www.net1.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee comprises Messrs. Seabrooke, Pein, Edwards and Mockett and Ms. Singh-Bushell, with Mr. Mockett acting as the Chairperson, replacing Mr. Seabrooke in such capacity on July 1, 2019. The Nominating and Corporate Governance Committee held four meetings during the 2019 fiscal year.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

Corporate Governance

  review our Corporate Governance Guidelines annually and recommend changes, as appropriate, for review and approval by the Board make recommendations regarding proposals submitted by our shareholders establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance

Board Composition

  monitor the composition, size and independence of the Board establish criteria for Board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on each committee of the Board monitor our procedures for the receipt and consideration of director nominations by shareholders and other persons and for the receipt of shareholder communications directed to our Board make recommendations to the Board regarding management succession planning and corporate governance best practices

A copy of our Nominating and Corporate Governance Committee charter is available without charge on our website, www.net1.com.

BOARD LEADERSHIP STRUCTURE AND BOARD OVERSIGHT OF RISK

Board Leadership

Our Board is led by Mr. Seabrooke, the Chairman, and Mr. Edwards, the Deputy Chairman. Mr. Edwards assumed his role on July 1, 2019. Our Board believes this leadership structure effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. It gives primary responsibility for our operational leadership and strategic direction to Mr. Kotzé, while Messrs. Seabrooke and Edwards facilitate our Board's independent oversight of management, promotes communication between senior management and our Board about issues such as management development and succession planning, executive compensation, and our performance, engages with shareholders, and leads our Board's consideration of key governance matters.

The Board's Role in Risk Oversight

Managing risk is an ongoing process inherent in all decisions made by management. The Board discusses risk throughout the year, particularly at Board meetings when specific actions are considered for approval. The Board has ultimate responsibility to oversee our enterprise risk management program. This oversight is conducted primarily through various committees of the Board as described below.

Our Enterprise Risk Management Committee is responsible for identifying, assessing, prioritizing and developing action plans to mitigate the material business, operational and strategic risks affecting us. The Enterprise Risk Management Committee comprises Mr. Kotzé, our Chief Executive Officer (who serves as Chairperson), Mr. Alex M.R. Smith, our Chief Financial Officer, and Ms. Janie Marx, our Group Compliance Officer. Ms. Marx replaced our former Group Compliance Officer effective March 1, 2019. Our Group Compliance Officer meets semi-annually with the leaders of our various business units and his findings are reported to and discussed by the Enterprise Risk Management Committee. The Enterprise Risk Management Committee meets and reports to the Audit Committee semi-annually.

The Audit Committee directly provides oversight of risks relating to the integrity of our consolidated financial statements, internal control over financial reporting and the internal audit function. The Remuneration Committee oversees the management of risks related to our executive compensation program. The Nominating and Corporate Governance Committee oversees the management of risks related to management succession planning.

REMUNERATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Remuneration Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board or Remuneration Committee of any entity that has one or more of its executive officers serving on our Board or our Remuneration Committee.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

The Nominating and Corporate Governance Committee reviews with the Board the skills and characteristics required of Board members. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee consider a candidate's independence, as well as the perceived needs of the Board and the candidate's background, skills, business experience and expected contributions. At a minimum, members of the Board must possess the highest professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

The Nominating and Corporate Governance Committee may also take into account the benefits of diversity in candidates' viewpoints, background and experience, as well as the benefits of constructive working relationships among directors. Other than as set forth in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity.

The Nominating and Corporate Governance Committee also reviews and determines whether existing members of the Board should stand for re-election, taking into consideration matters relating to the number of terms served by individual directors, the ability of an individual director to devote the appropriate level of time and attention to Board duties in light of other positions he holds (including other directorships) and the changing needs of the Board. We do not have a limit on the number of terms an individual may serve as a director on our Board.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate composition, size and independence of the Board, and whether any vacancies are expected due to change in employment or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will consider shareholder recommendations for candidates for the Board in the same manner it considers nominees from other sources. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the qualifications standards described above and will seek to achieve a balance of knowledge, experience and capability on the Board.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Any shareholder who wishes to communicate directly with the Board may do so via mail or facsimile, addressed as follows:

Net 1 UEPS Technologies, Inc.
Board of Directors
P.O. Box 2424
Parklands, 2121, South Africa
Fax: +27 11 880 7080

The corporate secretary shall transmit any communication to the Board, or individual director(s), as applicable, as soon as practicable upon receipt. Absent safety or security concerns, the corporate secretary shall relay all communications, without any other screening for content.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a set of Corporate Governance Guidelines. We will continue to monitor our Corporate Governance Guidelines and adopt changes as necessary to comply with rules adopted by the SEC and Nasdaq, and to conform to best industry practice. This monitoring will include comparing our existing policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and the practices of other public companies. A copy of our Corporate Governance Guidelines is available on our website at www.net1.com.

CODE OF ETHICS

The Board has adopted a written code of ethics, as defined in the regulations of the SEC. We require all of our directors, officers, employees, contractors, consultants and temporary staff, including Messrs. Kotzé and Smith, and other senior personnel performing similar functions, to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. Our code of ethics requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code.

The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. A copy of our code of ethics is available free of charge on our website at www.net1.com.

SHARE OWNERSHIP GUIDELINES

Effective July 1, 2018, we adopted a share ownership guideline policy for our chief executive officer, other executive officers, and our non-employee directors. Our Chief Executive Officer is expected to own shares in our Company that have a value of four times his annual base salary and our other executive officers are expected to own shares that have a value of two times their annual base salary. Our non-employee directors are expected to own shares of our Company that have a value equal to $250,000. Shares may be owned directly by the individual owned jointly with or separately by the individual's spouse, or held in trust for the benefit of the individual, the individual's spouse or children. Unvested time-based equity awards acquired through our stock incentive plan are included in the computation of share ownership.

COMPENSATION OF DIRECTORS

Directors who are also executive officers do not receive separate compensation for their services as directors. During fiscal 2019, our non-employee directors received compensation as described below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Stock Options ($)	Other ($)(1)	Total ($)
Paul Edwards.............	210,000	-	-	-	210,000
Alfred T. Mockett..........	210,000	-	-	-	210,000
Alasdair J.K. Pein..........	240,000	-	-	-	240,000
Christopher S. Seabrooke......	350,000	-	-	69,246	419,246
Ekta Singh-Bushell(2)........	157,500	-	-	-	157,500

(1) Represents value added taxes which are statutory indirect taxes charged in ZAR on Mr. Seabrooke's compensation and reimbursed to him.
(2) Ms. Singh-Bushell joined our Board on October 1, 2018, and her annual fee of $210,000 was pro-rated for her period of service during fiscal 2019.

In determining fiscal 2019 compensation, the Board analyzed the annual compensation of non-employee directors of U.S.- and UK-listed transaction processor companies with a range of market equity capitalizations above, below and comparable to ours. The peer group comprised: ACI Worldwide Inc.; Blue Label Telecoms Limited; Bottom Line Technologies, Inc.; Cass Information Systems, Inc.; CSG Systems International, Inc.; Everi Holdings, Inc.; Evertec Inc, ExlService Holdings Inc.; Green Dot Corporation; Model N, Inc.; PRGX Global, Inc.; Synchronoss Technologies, Inc.; and Transaction Capital Limited. In addition, the Board considered the various roles of the non-employee directors. Directors receive a base fee for membership on the Board. Directors who serve on Board committees and/or serve as Chairperson of Board committees receive additional compensation in recognition of the additional time they are required to spend on committee matters.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance as of June 30, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders Stock incentive plan	864,579	$7.81	3,531,874

EXECUTIVE COMPENSATION

ANALYSIS OF RISK IN OUR COMPENSATION STRUCTURE

As part of its responsibilities to annually review all incentive compensation and equity-based plans, and evaluate whether the compensation arrangements of our employees incentivize unnecessary and excessive risk-taking, the Remuneration Committee evaluated the risk profile of our compensation policies and practices for fiscal 2019. In its evaluation, the Remuneration Committee reviewed our employee compensation structures, and noted numerous design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including:

  a balanced mix between cash and equity, and annual and longer-term incentives;
  caps on incentive awards at reasonable levels;
  linear payouts between target levels with respect to annual cash incentive awards;
  discretion on individual awards, particularly in special circumstances; and
  long-term incentives.

The Remuneration Committee also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. The Remuneration Committee concluded that our compensation programs do not include such elements.

In addition, the Remuneration Committee analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. For this purpose, the Remuneration Committee considered our growth and return performance, volatility and leverage. In light of these analyses, the Remuneration Committee concluded that it has a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on us. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

 In this Compensation Discussion and Analysis, we:

  Outline our compensation philosophy and discuss how the Remuneration Committee determines executive pay.
  Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.

 We anticipate that there may be changes to our compensation programs and rewards in fiscal 2020 as we continue to develop and revise our philosophy and goals regarding how best to motivate our executives and drive business value recognition that is ultimately reflected in our Company's underlying enterprise value for both the short and long-term.

Pay for Performance

 The Remuneration Committee considered the absolute and relative alignment of executive compensation when it considered the appropriateness of the level and form of compensation and found executive compensation and our performance to be aligned.

Results of Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual, nonbinding advisory vote to approve executive compensation (a "say-on-pay proposal"). At our annual meeting of shareholders held on November 14, 2018, approximately 79% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Remuneration Committee considered the outcome of that advisory vote to be an endorsement of the Remuneration Committee's compensation philosophy and implementation. The Remuneration Committee will continue to consider the outcome of say-on-pay votes when making future compensation decisions for our named executive officers.

Highlighted Compensation Policies and Practices

 Our executive compensation and corporate governance policies are structured to closely link executive compensation to our performance and increase long-term shareholder value.

To achieve our objectives, we have incorporated the following policies and practices:

WHAT WE DO:	WHAT WE DON'T DO:
  Utilize performance-based programs, including annual and long-term incentives to link executive compensation to our performance and increase long-term shareholder value (half of FY2019 long-term incentives were performance-based and could only be earned if certain performance metrics are achieved)
No employment, severance or change of control agreements with named executive officers, other than our service agreements with Messrs. Smith and Oh
Structured total direct compensation for our named executive officers such that a significant portion is at risk	No change-in-control severance gross-up payments
Utilize mostly objective performance metrics in incentive plans that drive shareholder value creation	No routine or excessive perquisites for our named executive officers
Adopted a clawback policy in February 2017 that applies to our incentive programs	No backdating or repricing of stock options
Issued time-based awards to retain key employees	No excessive incentive payments. Incentive payments are capped to discourage inappropriate risk taking
Conduct annual say-on-pay advisory votes
Stock ownership guidelines for certain of our executive officers
The Remuneration Committee awards severance at its discretion given that there are no formal severance arrangements

Our named executive officers for fiscal 2019 are set forth in the following table:

Name of Executive Officer	Title
Herman G. Kotzé	Chief Executive Officer and Director
Alex M.R. Smith	Chief Financial Officer, Treasurer, Secretary and Director
Philip S. Meyer	Managing Director - International Payments Group
Phil-Hyun Oh	President, KSNET
Nunthakumarin Pillay	Managing Director: Southern Africa
Nitin Soma(1)	Vice President - Information Technology

(1) Mr. Soma resigned on June 30, 2019. Mr. Soma forfeited his 2019 cash incentive award.

Fiscal 2019 Compensation Summary

Base Salary. Messrs. Kotzé, Meyer, Pillay and Soma received base salary increases during fiscal 2019.

Base Salary: Agreements with Messrs. Smith and Oh. Messrs. Smith and Oh's salaries were determined pursuant to their respective employment agreements and received no salary increases during fiscal 2019.

Performance-Based Annual Cash Incentive. Messrs. Kotzé, Meyer, Pillay and Smith received payments of $200,569, $92,536, $120,000 and $120,000, respectively, under the qualitative component of our cash incentive award plan. These executives did not achieve any of the quantitative metrics, as appropriate, of our cash incentive award plan. Mr. Oh received 126% and 73%, respectively, of the potential quantitative and qualitative portions of his cash incentive award for fiscal 2019.

Long-Term Equity Based Incentives. In September 2018, we made an annual award of restricted stock to Messrs. Kotzé, Pillay, Smith and Soma with vesting based on our share price performance based on 30-day volume-weighted average price ("VWAP") targets for a measurement period from when we file our Annual Report on Form 10-K for the fiscal year ended 2021 and ending on December 31, 2021. Following the loss of 2m of our EPE accounts to the South African Post Office, the Remuneration Committee considers these VWAP targets to be challenging. In September 2018, we also made an award of stock options to Messrs. Kotzé, Oh, Pillay, Smith and Soma, at a strike price of $6.20 with time-based vesting. 75%, 67%, and 67% of FY 2019 long-term equity awards to Messrs Kotzé, Pillay, and Smith, respectively, were performance based.

COMPENSATION PROGRAM OVERVIEW FOR FISCAL 2019

The goal of our executive compensation program is the same as our goal for operating our Company-to create long-term value for our shareholders. To achieve this goal, we seek to reward our named executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and rewarding careers.

Each element of our executive compensation program is designed to fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, bonus and both equity and non-equity incentive compensation. Each named executive officer receives one or more, but not necessarily all, of these elements.

Compensation Components

In determining the type and amount of compensation for each executive officer, we focus on both current pay and the opportunity for future compensation and seek to combine compensation elements so as to optimize his contribution to us.

Pay Mix

We consider the mix of our compensation components from year to year based on our overall performance, an executive's individual contributions, and compensation practices of other U.S.-based and SA-based public companies including companies in our "peer group" described below. We do not have an exact formula for allocating between cash and non-cash compensation. We do, nonetheless, provide for a balanced mix of compensation components that are designed to encourage and reward behavior that promotes shareholder value in both the short and long term.

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. The three components of total direct compensation delivered in our program are 1) base salary; 2) performance-based cash annual incentive and/or annual bonus; and 3) performance-based long-term equity-based incentives. We place an emphasis on variable performance-based pay, with approximately 45% percent of total target compensation for fiscal 2019 established for Mr. Kotzé based on achievement of performance objectives. Each component promotes value creation and aligns our management team's compensation with our long-term strategic objectives.

Fixed/ Variable	Component	Form	Key Characteristics
Fixed	Base Salary	Cash	Base Salary increases are determined based on market considerations and not necessarily increased each year
Variable Compensation	Bonus	Cash	Bonus is discretionary and dependent upon individual performance
	Performance-Based Cash Annual Incentive	Cash	Awards are based on qualitative and quantitative factors
	Performance-Based Long-Term Equity-Based Incentives	Equity	Equity grants are subject to continued service and/or defined fundamental earnings per share or share price milestones
	Other benefits	Cash	Benefits based on territory-specific employment benefits available to peer company executives in similar position, as negotiated.

The chart below illustrates the mix of the elements of the fiscal 2019 compensation program we established for our named executive officers using target levels for the cash incentive component and "Other" represents amounts paid to Mr. Meyer as a housing allowance, for the use of motor vehicles, for medical benefits, and for club memberships; and amounts paid to Mr. Oh related to participation in national health insurance and the national pension plan provided under the laws of South Korea, reimbursement for annual physical examinations for him and his spouse, and the use of a Company-provided car and driver for business and reasonable personal use:

Compensation Objectives

Performance. We seek to motivate our named executive officers through a combination of cash bonuses, incentive payments and grants of restricted stock that vest based on the achievement of pre-defined levels of financial and operating goals and increases in our share price and/or satisfaction of other financial and strategic performance goals. Base salary, bonus and non-equity incentive compensation are designed to reward annual achievements and be commensurate with each executive officer's scope of responsibility, demonstrated ingenuity, dedication, leadership and management effectiveness.

Alignment. We seek to align the interests of our named executive officers with our shareholders by evaluating them on the basis of financial and non-financial measurements that we believe ultimately drive long-term shareholder value. The elements of our compensation package that we believe align these interests most closely are a combination of annual quantitative and qualitative cash compensation awards and restricted stock awards which vest over time and become vested upon the satisfaction of specified performance goals.

Retention. The long tenure of our management team, in particular, Messrs. Kotzé and Pillay, has made them especially knowledgeable about our business and industry and thus particularly valuable to us. Retention is a key objective of our executive compensation program. We attempt to retain our named executive officers by seeking to provide a competitive pay package and using continued service as a condition to receipt of full compensation. The time-based vesting terms of equity awards have the effect of tying this element of compensation to continued service with us.

Implementing our Objectives

Organization of the Remuneration Committee

The Remuneration Committee typically holds four regularly scheduled meetings each year, with additional meetings scheduled when required. There are currently four directors on the committee. Each member of the committee is required to be:

  An independent director under independence standards established by the NASDAQ.
  A non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.
  An outside director under Section 162(m) of the Internal Revenue Code to the extent applicable or otherwise necessary.

Process and General Industry Benchmarking

The Remuneration Committee analyzes compensation data of companies that it selects as a peer group to better understand how our pay package compares with those companies. The peer group selected by the Remuneration Committee comprises a broad spectrum of companies, which range significantly in size from a revenue, profitability and enterprise value perspective. The peer group consists of payment processing companies generally considered comparable to us in terms of their businesses (such as being a payment systems provider) as well as other companies within other parts of the information technology sector and those operating in or providing services in emerging markets. In the early part of each fiscal year, the Remuneration Committee establishes base salaries and sets the short-term cash incentive award plan remuneration targets and payment criteria. Following the end of each fiscal year, the Remuneration Committee determines the annual incentive cash payments and bonuses, if any, to be made to each executive officer based on their and our performance during the fiscal year.

The Remuneration Committee's process for determining compensation includes an analysis of all elements of compensation. The Remuneration Committee compares these compensation components separately and in total to compensation at the peer group companies, taking into account, among other things, our relative market capitalization against the members of the peer group. The compensation of other named executive officers was determined based on specific performance criteria established by Mr Kotzé and approved by the Remuneration Committee.

Our peer group, which includes U.S. and South African listed companies, consists of the following companies: ACI Worldwide, Inc.; Blue Label Telecoms Limited; Bottom Line Technologies, Inc.; Cass Information Systems, Inc.; CSG Systems International, Inc.; Everi Holdings, Inc.; Evertec, Inc.; ExlService Holdings, Inc.; Green Dot Corporation; Model N, Inc.; PRGX Global, Inc.; Synchronoss Technologies, Inc.; and Transaction Capital Limited.

Because the Remuneration Committee considered international comparables in its compensation analysis for Mr. Kotzé, his total compensation packages were denominated in U.S. dollars ("USD"). Because Mr. Soma's compensation package was derived from the amount of compensation we paid to Mr. Kotzé, his compensation package was also denominated in USD. Our other executive officers based in South Africa may elect to be paid in a currency other than USD, in which case the U.S. dollar amount is converted into South African Rand ("ZAR") at the exchange rate in effect at the time of payment.

Compensation for fiscal 2019 for Messrs. Smith and Oh was determined in accordance with their respective compensation agreements. Mr. Smith's compensation was denominated in USD and converted into South African Rand ("ZAR") at the exchange rate in effect at the time of payment in accordance with the terms of his negotiated agreement. Mr. Oh's compensation was denominated and paid in South Korean won ("KRW") in accordance with the terms of their negotiated agreements. Compensation for the other executives was based on recommendations and input from Mr. Kotzé with final approval by the Remuneration Committee.

Employment Agreements

From time to time, we enter into employment agreements with senior executives of companies that we acquire in connection with the acquisition. Compensation under such employment agreements would not ordinarily be determined by reference to peer group comparisons. In March 2018, we entered into an employment agreement and a contract of employment agreement with Mr. Smith in connection with his roles with Net1 and Net1 Applied Technologies South Africa Proprietary Limited, respectively. In November 2017, we entered into two service agreements, effective July 1, 2017, with Mr. Oh in connection with his roles at Net1 Korea and KSNET. These agreements expire on June 30, 2020. For more information about Messrs. Smith and Oh's service agreements, see "Performance-Based Annual Bonuses-Mr. Oh" below.

Equity Grant Practices

We believe that our long-term performance is achieved through a culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. Accordingly, awards of restricted stock are a fundamental element in our executive compensation program because they emphasize long-term performance, and help align the interests of our shareholders and employees.

We have granted equity awards through our stock incentive plan which was adopted by our Board and approved by our shareholders. In determining the size of an equity award to an executive officer, the Remuneration Committee considers the executive's then current cash total compensation package (which includes salary, potential bonus and cash incentive award plan compensation), any previously received equity awards, the value of the grant at the time of award and the number of shares available for grants pursuant to our stock incentive plan. When awarding equity compensation, management and the Remuneration Committee seek to weigh the cost of these grants with their potential benefits as a compensation tool.

ELEMENTS OF 2019 COMPENSATION

Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity -based long term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Factors Considered in Determining Base Salaries

[ ] Individual contributions and performance	[ ] Internal equity

[ ] Retention needs	[ ] Experience

[ ] Complexity of roles and responsibilities	[ ] Succession planning

Adjustments to Base Salary

Salaries for fiscal 2019 for all named executive officers except Messrs. Smith and Oh were determined in the first quarter of fiscal 2019 after a review of our peer group companies described above. Messrs. Kotzé and Soma each received a base salary increase of 3%, Mr. Meyer received a base salary increase of 10%, and Mr. Pillay received a base salary increase of 6% during fiscal 2019. No other adjustments were made.

Base Salary Determined Under Employment Agreements

Base salary for Mr. Smith was determined based on his employment agreement effective March 1, 2018, and Mr. Oh's base salary was based on his service agreements that became effective July 1, 2017.

Performance-Based Annual Bonuses

Messrs. Kotzé, Pillay, Smith and Soma

For fiscal 2019, the Remuneration Committee established a cash incentive award plan for Messrs. Kotzé, Pillay, Smith and Soma pursuant to which each of them would be eligible to earn a cash incentive award based on our fiscal 2019 financial performance and each individual's contribution toward the achievement of certain corporate objectives. The Remuneration Committee also established a cash incentive award plan for Mr. Meyer pursuant to which he would be eligible to earn a cash incentive award based on his individual contribution toward the achievement of certain objectives during fiscal 2019.

Mr. Kotzé

The cash incentive award plan provided for a target level cash incentive award of 100% of Mr. Kotzé's annual base salary for fiscal 2019. Under the plan, 70% was based on quantitative factors, as more fully described below, including and allocated equally to (i) the achievement of certain fundamental diluted earnings per share ("Fundamental EPS") and (ii) the achievement of certain fundamental earnings before interest, tax and depreciation and amortization ("Fundamental EBITDA"); and 30% was based on qualitative factors. The quantitative portion of the award could have increased to a maximum of 150% of Mr. Kotzé base salary multiplied by 0.70, based on the achievement of the maximum target. The Fundamental EPS and Fundamental EBITDA components of the cash incentive award operated independently. It was possible for Mr. Kotzé to earn all or a portion of certain quantitative components of the award while earning none of the other quantitative components, or a combination of components.

The qualitative portion of the award was limited to 30% of Mr. Kotzé's annual base salary and was based on certain predetermined performance criteria.

Mr. Meyer

The cash incentive award plan provided for a target level cash incentive award of 60% of Mr. Meyer's annual base salary for fiscal 2019 and was based on certain predetermined performance criteria.

Mr. Pillay

The cash incentive award plan provided for a target level cash incentive award of 60% of Mr. Pillay's annual base salary for fiscal 2019. Under the plan, 60% was based on quantitative factors, as more fully described below, including (A) group wide performance measures of (i) Fundamental EPS and (ii) Fundamental EBITDA; and (B) a divisional EBITDA performance component ("Divisional Measure"); and 40% was based on qualitative factors. The quantitative portion of the award could have increased to a maximum of 78% of Mr. Pillay's base salary multiplied by 0.60, based on the achievement of the maximum target. The Fundamental EPS and Fundamental EBITDA and Divisional Measure components of the cash incentive award operated independently and were weighted 15%, 15% and 70%, respectively, relative to the quantitative component of the award. It was possible for Mr. Pillay to earn all or a portion of certain quantitative components of the award while earning none of the other quantitative components, or a combination of components.

The qualitative portion of the award was limited to 24% of Mr. Pillay's annual base salary and was based on certain predetermined performance criteria.

Mr. Smith

The cash incentive award plan provided for a target level cash incentive award of 75% of Mr. Smith's annual base salary for fiscal 2019. Under the plan, 60% was based on quantitative factors, as more fully described below, including and allocated equally to (i) Fundamental EPS and (ii) Fundamental EBITDA. The quantitative portion of the award could increase to a maximum of 97.50% of Mr. Smith's base salary multiplied by 0.60, based on the achievement of the maximum target; and 40% was based on qualitative factors. The Fundamental EPS and Fundamental EBITDA components of the cash incentive award operated independently. It was possible for Mr. Smith to earn all or a portion of certain quantitative components of the award while earning none of the other quantitative components, or a combination of components.

The qualitative portion of the award was limited to 30% of Mr. Smith's annual base salary and was based on certain predetermined performance criteria.

Mr. Soma

The cash incentive award plan provided for a target level cash incentive award of 60% of Mr. Soma's annual base salary for fiscal 2019. Under the plan, 30% was based on quantitative factors, as more fully described below, including and allocated equally to (i) Fundamental EPS and (ii) Fundamental EBITDA; and 70% was based on qualitative factors. The quantitative portion of the award could have increased to a maximum of 78% of Mr. Soma's base salary multiplied by 0.30, based on the achievement of the maximum target. The Fundamental EPS and Fundamental EBITDA components of the cash incentive award operated independently. It was possible for Mr. Soma to earn all or a portion of certain quantitative components of the award while earning none of the other quantitative components, or a combination of components.

The qualitative portion of the award was limited to 42% of Mr. Soma's annual base salary and was based on certain predetermined performance criteria.

Quantitative Portion of the Cash Incentive Award Plan

Mr. Kotzé, Mr. Smith, Mr. Soma and Mr. Pillay were each entitled to receive an amount equal to 70%, 45%, 18% and 36%, respectively, of their individual annual base salary (the "Target Quantitative Award") if (1) Fundamental EPS equaled $1.58 for fiscal 2019 and (2) Fundamental EBITDA equaled $145,206,000 for fiscal 2019, and for Mr. Pillay's Divisional Measure, if EBITDA of ZAR 1,633,564,000 was achieved in the division for which he was responsible. At other levels of quantitative targets, each executive would have received the following percentage of the Target Quantitative Award based on the following two components, and the Divisional Measure for Mr. Pillay:

Fundamental EPS Thresholds

  Below $1.50 (threshold)-0%
  At $1.58 (target)-100%
  At or above $1.82 (maximum)- 130% for all, except Mr. Kotzé-150%
  Fundamental EPS at or above $1.50 and below $1.82 interpolated relative to the next threshold on a linear basis.

Fundamental EPS was measured in U.S. dollars as our earnings per share determined in accordance with U.S. generally accepted accounting principles, as adjusted to exclude the effects related to (i) amortization of intangible assets (net of deferred taxes) and acquisition-related costs; (ii) stock-based compensation charges and (iii) other items that the Remuneration Committee determined in its discretion to be appropriate (for example, accounting changes and one-time or unusual items).

Fundamental EBITDA Thresholds

  Below $137,946,000 (threshold)-0%
  At $145,206,000 (target)-100%
  At or above $166,987,000 (maximum)-130% for all, except Mr. Kotzé-150%
  Fundamental EBITDA at or above $137,946,000 and below $166,987,000 interpolated relative to the next threshold on a linear basis.

Fundamental EBITDA was measured in U.S. dollars as operating income determined in accordance with U.S. generally accepted accounting principles plus depreciation and amortization, as adjusted to exclude the effects of items that the Remuneration Committee determined in its discretion to be appropriate (for example, accounting changes and one-time or unusual items).

Divisional Measure Threshold for Mr. Pillay

  Below ZAR 1,551,886,000 (threshold)-0%
  At ZAR 1,633,564,000  (target)-100%
  At or above ZAR 1,878,599,000 (maximum)-130%
  Divisional Measure at or above ZAR 1,551,886,000 and below ZAR 1,878,599,000 will be interpolated relative to the next threshold on a linear basis.

The Divisional Measure was measured in ZAR as operating income determined in accordance with U.S. generally accepted accounting principles plus depreciation and amortization for business units that are managed by Mr. Pillay, as adjusted to exclude the effects of items that the Remuneration Committee may determine in its discretion to be appropriate (for example, accounting changes and one-time or unusual items).

Qualitative Portion of the Cash Incentive Award Plan

Mr. Kotzé was entitled to receive up to 30% of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which included:

  Progress with certain business relationships;
  Regular interaction with investors;
  Achievement and increases in incremental revenue lines;
  Development of applications;
  Progress with initiatives, expansion, succession and strategic plans; and
  Personnel and management goals.

Mr. Meyer was entitled to receive up to 60% of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which included:

  Integration of certain identified business units into a cohesive unit, namely International Payments Group;
  Overseeing the day-to-day management of IPG, including facilitation of international expansion, revenue growth and profit generation; and
  Ensuring that budgets are met, costs controlled and the necessary infrastructure and people are deployed to support current and future operations.

Mr. Pillay was entitled to receive up to 24% of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which included:

  Successful management  of the phase-out of the SASSA contract;
  Progress with initiatives and expansion of the Company's South African businesses;
  Progress with succession and strategic plans; and
  Personnel and management goals.

Mr. Smith was entitled to receive up to 30% of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which included:

  Accurate and timely reporting of group and divisional financial performance;
  Support and collaboration with other departments to achieve their objectives;
  Production of concise and condensed management information;
  Regular interaction with investors;
  Progress with initiatives, expansion, succession and strategic plans; and
  Personnel and management goals.

Mr. Soma was entitled to receive up to 42% of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which included:

  Progress with research, development and innovation activities;
  Support and collaboration with other departments to achieve their objectives;
  Maintenance of a secure and efficient information technology environment;
  Progress with initiatives, expansion, succession and strategic plans; and
  Personnel and management goals.

Potential and Actual Payments

The table below presents our potential and actual payments to Messrs. Kotzé, Pillay, Smith and Soma related to the quantitative portion of our cash incentive award plan for fiscal 2019:

2019 Quantitative portion of cash incentive award plan
	Herman G. Kotzé - Chief Executive Officer		Nunthakumarin Pillay - Managing Director: Southern Africa		Alex M.R. Smith - Chief Financial Officer		Nitin Soma - Vice President - Information Technology
	Potential Payment ($)	Actual ($)	Potential Payment ($)	Actual ($)	Potential Payment ($)	Actual ($)	Potential Payment ($)	Actual ($)
Threshold............	0	-	0	-	0	-	0	-
Target..............	504,700	-	120,252	-	168,750	-	70,380	-
Maximum...........	757,050	-	156,328	-	219,375	-	91,494	-
Actual..............	-	0	-	0	-	0	-	None(1)

(1) Mr. Soma resigned effective June 30, 2019, and forfeited his cash incentive award.

In August 2019, the Remuneration Committee met and determined each element of our financial performance described above and each executive's contribution toward the qualitative objectives. Based on Fundamental loss per share of ($3.05) per share and negative Fundamental EBITDA of ($749,000), the Remuneration Committee determined to make no award to each of Messrs. Kotzé, Pillay and Smith related to the Fundamental EPS and Fundamental EBITDA components of the quantitative component of the fiscal 2019 cash incentive award plan. Further, based on the negative EBITDA generated by business units managed by Mr. Pillay, the Remuneration Committee determined to make no award to Mr Pillay related to the divisional component of his quantitative component of the fiscal 2019 cash incentive award plan.

In August 2019, the Remuneration Committee considered whether to make payments in respect of the qualitative portion of the cash incentive award plan. The Remuneration Committee determined to award Messrs. Kotzé, Meyer, Pillay and Smith, 93%, 78%, 160%, and 107%, or $200,569, $92,356, ZAR 1,829,735,000 and $120,000, respectively, of the qualitative portion of the cash incentive award.

In reaching its conclusion regarding Mr. Kotzé, the Remuneration Committee determined that Mr. Kotzé had achieved at least 80% of his individual qualitative targets except for achievement and increases in incremental revenue lines and progress with initiatives, expansion, succession and strategic plans, which the Remuneration Committee determined were only partially achieved. In scoring the qualitative award, the Remuneration Committee also awarded additional points for Mr. Kotzé's leadership in navigating a very difficult operating environment, particularly in South Africa, during fiscal 2019.

In reaching its conclusions regarding Messrs. Meyer, Pillay and Smith, the Remuneration Committee consulted with Mr. Kotzé, regarding each executive's achievement of their respective qualitative targets. Mr. Kotzé concluded that each of the executives had demonstrated their achievement of each of their individual qualitative targets. In scoring Messrs. Pillay and Smith's qualitative awards, Mr. Kotzé also recommended the award of additional points for the executive's contribution towards navigating a very difficult operating environment, particularly in South Africa, during fiscal 2019. The Remuneration Committee agreed with Mr. Kotzé and additional points were awarded when determining the executives 2019 qualitative awards.

Pay mix for Chief Executive Officer

The chart below illustrates the mix of the elements of the fiscal 2019 compensation program we established for Mr. Kotzé who was eligible for incentive compensation, using target levels for the cash incentive component.

Mr. Smith

For fiscal year 2019, Mr. Smith's base salary was determined in accordance with the terms of his March 1, 2018 employment contract agreement. We entered into an employment agreement and a restrictive covenants agreement with Mr. Smith in connection with his role as our Chief Financial Officer. In addition, Mr. Smith and our wholly owned subsidiary, Net1 Applied Technologies South Africa Proprietary Limited, entered into a contract of employment ("SA Employment Contract") and a restrictive covenants agreement, which also became effective on March 1, 2018. Mr. Smith is entitled to receive an annual base salary and an annual bonus/cash incentive award (as discussed above).

Similar to the restraint of trade agreements that we have with our other named executive officers, Mr. Smith's restrictive covenant agreement provides that upon the termination of his services with us, he is restricted, for a period of 24 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business. The employment agreement provides that Mr. Smith is an at-will employee and his SA Employment Contract provides that either party may terminate the agreement with three months' notice.

Mr. Oh

For fiscal year 2019, Mr. Oh's base salary was determined in accordance with the terms of his service agreements. We entered into two such service agreements with Mr. Oh in October 2017, in connection with his roles at Net1 Korea and KSNET. We appointed Mr. Oh as a representative director of Net1 Korea and entered into a three-year service agreement with him in conjunction with such appointment. Under these service agreements, Mr. Oh is entitled to receive an annual base salary, an annual bonus (comprising quantitative and qualitative performance measures) and other benefits, including participation in national health insurance and the national pension plan provided under the laws of South Korea, reimbursement for annual physical examinations for him and his spouse, and the use of a Company-provided car and driver for business and reasonable personal use.

We have aligned KSNET's fiscal year end with ours. However, in order to remain consistent with our South Korean peer competitors, we continue to determine the quantitative portion of Mr. Oh's annual bonus (and our KSNET staff's remuneration) using KSNET's financial results for the twelve month period ending December 31 of each year. Accordingly, we determined Mr. Oh's cash incentive payment for the twelve month period ended December 31, 2018.

Similar to the restraint of trade agreements that we have with our other named executive officers, Mr. Oh's service agreement provides that upon the termination of his services with us, he is restricted, for a period of 36 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business. The service agreement also provides for certain payments upon his termination of service by us without just cause, which payments are described below under "Potential Payments Upon Termination or Change-in-Control" on page 31.

Quantitative Metrics

The quantitative portion of Mr. Oh's annual bonus comprises approximately 65% of the potential bonus amount is capped at a maximum of KRW 364 million and is calculated based on the achievement of specified levels of (i) KSNET's free cash flow and (ii) profit before interest and tax and any bonus under his service agreement ("PBIT") during any calendar year during the term of the service agreement, as described below.

Mr. Oh is entitled to receive KRW 2 million for every KRW 1 billion of free cash flow (defined as operating cash flow, minus tax and capital expenditures) during the year. The maximum payable in respect of the free cash flow metric is KRW 54 million.

If PBIT is at least 90% but less than 100% of the previous year's PBIT, then Mr. Oh is entitled to receive (i) KRW 225 million, minus (ii) KRW 22.5 million for each 1% by which current PBIT is less than the previous year's PBIT. If PBIT is equal to or greater than the previous year's PBIT, then Mr. Oh is entitled to receive KRW 225 million, plus KRW 3.4 million for each 1% increase in PBIT when compared to the previous year (up to a maximum of KRW 85 million in respect of the excess), for a total maximum of KRW 310 million.

The table below presents our potential and actual payments to Mr. Oh related to the achievement of his quantitative targets during fiscal 2019:

	Cash flow metric		PBIT metric		Total
	Potential Payment ($)	Actual ($)	Potential Payment ($)	Actual ($)	Potential Payment ($)	Actual ($)
Threshold...........	1,754		100,877		102,631
Target..............	1,754		197,368		199,122
Maximum...........	47,368		271,930		319,298
Actual.............		47,368		203,509		250,877

Qualitative Metrics

The qualitative portion of the annual bonus is capped at a maximum of KRW 200 million and is based on the achievement of certain key objectives to be determined annually by our Chairman. Each item comprising the qualitative portion is based on performance during our fiscal year ending June 30. Achievement of the qualitative targets will be determined by our Remuneration Committee each year.

The qualitative targets for fiscal 2019 were:

  Documentation of a succession plan (emergency and long-term) for the KSNET executive team; and
  Cooperation with us and our advisors to:

 redefine the KSNET business strategy;

 plan the implementation of the redefined business strategy; and

 advance the implementation of the redefined business strategy in accordance with the agreed roadmap.

Assessment was measured against an agreed dashboard up until the last practical date prior to assessment of key performance indicators in August 2019.

For fiscal 2019, the Remuneration Committee awarded $127,320, or approximately 73%, to Mr. Oh for the qualitative portion of his bonus. In reaching its award determination, the Remuneration Committee concluded that Mr. Oh had met two of his qualitative objectives for fiscal 2019, namely: (1) redefining the KSNET business strategy and (2) planning the implementation of the redefined business strategy and partially achieved the third objective, namely, advancing the implementation of the redefined business strategy in accordance with the agreed roadmap.

Equity grants

Time-based Equity Incentive Awards

On September 7, 2018, we granted 58,000 stock options to Mr. Kotzé, 30,000 stock options to each of Messrs. Pillay, Smith and Soma, and 27,000 stock options to each of Messrs. Meyer and Oh, respectively, all of which include only a time-based vesting condition. The stock options have a strike price of $6.20 per stock option. These stock options are subject to the recipient's continuous service through the applicable vesting date and one third of the options vest on each of the first, second and third anniversaries of the grant date, September 7, 2018. Any shares that do not vest in accordance with the above-described conditions will be forfeited.

Performance-based Equity Incentive Awards

On September 7, 2018, our Board, upon the recommendation of the Remuneration Committee, awarded 58,000 shares of restricted stock with time-based and performance-based vesting conditions to Mr. Kotzé, and 30,000 shares of restricted stock to each of Messrs. Smith, Soma and Pillay on the same terms and conditions as those awarded to Mr. Kotzé.

In order for any of the shares to vest, the following conditions must be satisfied: (1) the trading price of our shares must equal or exceed certain agreed VWAP levels (as described below) for a period of 30 consecutive trading days during a measurement period  commencing on the date that we file our Annual Report on Form 10-K for the fiscal year ended 2021 and ending on December 31, 2021 and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met. The VWAP levels and vesting percentages related to such levels are as follows:

  Below $15.00 (threshold)-0%
  At or above $15.00 and below $19.00-33%
  At or above $19.00 and below $23.00-66%
  At or above $23.00-100%
  Thresholds are absolute and not subject to interpolation.

Any shares that do not vest in accordance with the above-described conditions will be forfeited.

OTHER CONSIDERATIONS

Section 162(m)

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 ("TCJA") was signed into law, Section 162(m) of the Internal Revenue Code of 1986, as amended ("IRC"), limited our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million could be deducted if it was "performance-based compensation." Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end. The new rules generally apply to taxable years beginning after December 31, 2017.

Prior to the TCJA, the Remuneration Committee had not adopted a policy requiring all compensation to be deductible, in order to maintain flexibility in compensating our executive officers in a manner designed to promote our objectives. Going forward, while the Remuneration Committee intends to evaluate the effects of the revised compensation limits of Section 162(m) on any compensation it proposes to grant, the Remuneration Committee intends to continue to provide future compensation in a manner consistent with our best interests and those of our shareholders, including compensation that is potentially not deductible.

The Remuneration Committee's Advisors

The Remuneration Committee did not use any compensation committee advisors during fiscal 2019.

Clawback Policy

The Remuneration Committee adopted a clawback policy in February 2017 which applies to named executive officers who receive "incentive compensation." For purposes of the Clawback Policy "incentive compensation" means any cash compensation or the portion of an award of cash compensation that is granted, earned or vested based wholly upon the attainment of a performance measure that is determined and presented in accordance with the accounting principles used in preparing our financial statements or derived wholly or in part from such measure and share price or total shareholder return. The policy requires the forfeiture, recovery or reimbursement of the incentive compensation earned within the two-year period preceding the date on which we are required to prepare an accounting restatement under the applicable plans as:

  required by applicable law; or
  due to material noncompliance with any financial reporting requirement under the U.S. securities laws that is caused by any current or former named executive officer's fraud or intentional misconduct that caused or substantially caused the need for such restatement.

Anti-hedging Policy

We maintain an anti-hedging policy, which prohibits employees and directors from trading in puts, calls, options or other future rights to purchase or sell shares of our common stock. Officers and directors are also prohibited from pledging their shares. An exception to this prohibition may be granted where a person wishes to pledge shares as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person wishing to enter into such an arrangement must first receive pre-approval for the proposed transaction from our Group Compliance Officer.

REMUNERATION COMMITTEE REPORT

For the Year Ended June 30, 2019

The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Net 1 UEPS Technologies, Inc. specifically incorporates it by reference into a document filed under the Exchange Act.

The Remuneration Committee, which consists of five independent directors, has reviewed and discussed the "Compensation Discussion and Analysis" section of this proxy statement with Mr. Kotzé. Based on this review and discussion, the Remuneration Committee recommended to our Board that the "Compensation Discussion and Analysis" section be included in our Annual Report on Form 10-K and this proxy statement.

Remuneration Committee Alasdair J.K. Pein, Chairman Christopher S. Seabrooke Paul Edwards Alfred T. Mockett Ekta Singh-Bushell

EXECUTIVE COMPENSATION TABLES

The following narrative, tables and footnotes describe the "total compensation" earned during fiscal years 2019, 2018 and 2017, as applicable, by our named executive officers. The total compensation presented below in the Summary Compensation Table does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers in fiscal 2019. The actual value realized by our named executive officers in fiscal 2019 from long-term equity incentives (options and restricted stock) is presented in the Option Exercises and Stock Vested Table on page 31.

Target annual incentive awards for fiscal 2019 are presented in the Grants of Plan-Based Awards table on page 29.

SUMMARY COMPENSATION TABLE(1)

The following table sets forth the compensation earned by our named executive officers for services rendered during fiscal years 2019, 2018 and 2017.

Name and Principal Position	Year	Salary (2) ($)	Bonus (3) ($)	Stock Awards (4) ($)	Option wards (4) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)	Total ($)
Herman G. Kotzé, Chief Executive Officer and Director	2019	721,000	-	44,660	117,160	200,569	25,639(5)	1,109,028
	2018	700,000	-	995,500	-	235,200	22,133(5)	1,952,833
	2017	650,000	195,000	1,606,500	-	-	68,757(5)	2,520,257

Alex M.R. Smith, Chief Financial Officer, Treasurer, Secretary and Director	2019	375,000	-	23,100	60,600	120,000	-	578,700
	2018	125,000	309,056	233,646	-	-	-	667,702

Philip S. Meyer, Managing Director - Transact24	2019	197,266	-	-	54,540	92,536	149,280(6)	493,622
	2018	180,000	70,000	140,700	-	-	149,280(6)	539,980
	2017	180,000	-	-	-	-	149,280(6)	329,280

Phil-Hyun Oh, President - T24	2019	404,085	-	-	54,540	378,446	76,716(7)	913,787
	2018	420,488	-	140,700	-	172,674	82,481(7)	816,303
	2017	362,213	-	-	-	270,569	72,890(7)	705,672

Nunthakumarin Pillay , Managing Director: Southern Africa	2019	336,339	-	23,100	60,600	120,000	19,023(8)	559,062
	2018	314,237	-	246,000	-	70,866	2,810(8)	633,913
	2017	178,871	162,570	-	-	-	14,243(8)	355,684

Nitin Soma, Vice-President-Information Technology	2019	391,000	-	23,100	60,600	-	350,317(9)	825,017
	2018	380,000	-	246,000	-	93,100	-	719,100
	2017	360,000	200,147	-	-	-	-	560,147

(1) Includes only those columns relating to compensation awarded to, earned by, or paid to the named executive officers in any of fiscal 2019, 2018 or 2017. All other columns have been omitted.

(2) The applicable amount for Messrs. Kotzé, Smith and Soma is denominated in USD and paid in ZAR at the exchange rate in effect at the time of payment. Mr. Pillay's salary is denominated and paid in ZAR and has been converted into USD at the average exchange rate for the applicable fiscal year. Mr. Oh's salary is denominated and paid in KRW and has been converted into USD at the average exchange rate for the applicable fiscal year. The 2018 amount for Mr. Smith represents his salary from March 1, 2018, the date he joined our company.

(3) Bonus and non-equity incentive plan compensation represent amounts earned by Messrs. Kotzé, Smith, Meyer, Pillay and Soma for the fiscal years ended June 30, and were paid after close of the fiscal year, except for a signing bonus of ZAR 3.0 million paid to Mr. Smith in March 2018, which has been converted into USD at the exchange rate on March 1, 2018. The quantitative portion earned of Mr. Oh's 2018 non-equity incentive plan was paid in February 2018 and the qualitative portion was paid after close of the fiscal year. Mr. Smith also includes an annual discretionary bonus of $56,250 paid for fiscal 2018. The amounts for Messrs. Kotzé, Smith, and Soma are denominated in USD, the amounts for Messrs. Oh and Pillay are denominated and paid in KRW and ZAR, respectively, and as applicable, converted into USD at the average exchange rate for the year in which the amount was earned.

(4) Represents FASB ASC Topic 718 grant date fair value of restricted stock and stock options granted under our stock incentive plan. See note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2019, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(5) Includes $25,639, $22,133 and $26,341 related to the encashment of leave for fiscal 2019, 2018 and 2017, respectively, which was paid in ZAR and converted at the average exchange rate in the month of payment and reimbursement of costs related to the application for citizenship in the European Union of $42,416 in fiscal 2017.

(6) Represents payments made by us for Mr. Meyers's club memberships, use of motor vehicles and medical benefits. Fiscal 2019, 2018 and 2017 amounts each include a housing allowance of $102,000.

(7) Represents payments made by us for Mr. Oh's South Korea mandatory employee national health insurance, national pension, school fees and automobile expenses, which are paid in KRW converted into USD at the average exchange rate for the year. The fiscal 2019, 2018 and 2017 amounts include car rental of $49,588, $51,191 and $37,072, respectively.

(8) Includes reimbursement of mobile phone expenditure of $2,541, $2,810 and $2,648) for fiscal 2019, 2018 and 2017, respectively, and also includes the encashment of leave of $16,485 and $11,595 for fiscal 2019 and 2017, respectively, which was paid in ZAR and converted at the average exchange rate in the month of payment.

(9) Includes $330,846 and $19,471 related to the resignation of Mr. Soma on June 30, 2019, and the encashment of leave for fiscal 2019 which were paid in ZAR and converted at the average exchange rate in the month of payment.

PAY RATIO DISCLOSURE

Mr. Herman G. Kotzé, who serves as our Chief Executive Officer, had total compensation for fiscal year 2019 of $1,109,028, as reflected in the Summary Compensation Table above. We have selected June 30, 2019, as the date to identify our median employee. As of June 30, 2019, we had 3,146 employees and we have used these 3,146 employees as our pay ratio disclosure population. Almost all of our employees included in this population are based in jurisdiction outside of the United States and the vast majority, approximately 89%, of these employees, are employed in South Africa and contribute to our South African processing and financial inclusion businesses.

We have used the annualized functional currency base salary of our employees included in our pay ratio disclosure population as of June 30, 2019, and calculated the United States dollar equivalent of these salaries by converting the functional currency amounts to United States dollars using exchange rates as of June 30, 2019. We have sorted this list from lowest to highest and we estimate that our median employee had a United States dollar equivalent salary of $5,980 as of June 30, 2019. Mr. Kotzé's fiscal year 2019 base salary was approximately 121 times that of our median employee.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company's workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

ACTUAL 2019 COMPENSATION MIX

The chart below illustrates the mix of the actual elements of the compensation program paid in fiscal 2019 for our named executive officers:

Actual 2019 compensation mix
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2%
15%
18%
65%
14%
21%
65%
30%
11%
19%
40%
8%
6%
42%
44%
3%
15%
22%
60%
43%
10%
47%
H.G. Kotzé ($1,109,028)
A.M.R. Smith ($578,700)
P.S. Meyer ($493,622)
P. Oh ($913,787)
N. Pillay ($559,062)
N. Soma ($825,017)
Salary ($)
Cash Incentive Award ($)
Stock Awards ($)
Other ($)

GRANTS OF PLAN-BASED AWARDS(1)

The following table provides information concerning non-equity and equity incentive plan awards granted during fiscal 2019 to each of our named executive officers.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Date of Committee Action	Type of Award	Threshold ($)	Target ($)	Maximum ($)	(#)	($)

Herman G. Kotzé	-	09/07/18	AC	31,579	721,000	973,350
	09/07/18	09/07/18	RS				58,000	44,660

Alex M.R. Smith	-	09/07/18	AC	10,559	281,250	331,875
	09/07/18	09/07/18	RS				30,000	23,100

Philip S. Meyer	-	09/07/18	AC	-	-	-

Phil-Hyun Oh		10/27/17	AC	102,734	374,933	495,228

Nunthakumarin Pillay	-	09/07/18	AC	2,290	203,210	239,787
	09/07/18	09/07/18	RS				30,000	23,100

Nitin Soma	-	09/07/18	AC	4,404	234,600	255,714
	09/07/18	09/07/18	RS				30,000	23,100

(1) AC (annual cash incentive award); RS (restricted stock). Includes only those columns relating to grants awarded to the named executive officers in fiscal 2019. All other columns have been omitted.

(2) On September 7, 2018, the Remuneration Committee approved a fiscal 2019 cash incentive award plan for Messrs. Kotzé, Meyer, Pillay, Smith and Soma. The plan and the actual payments made there under are described in detail under "-Compensation Discussion and Analysis-Elements of 2019 Compensation-Performance-Based Annual Bonuses-Messrs. Kotzé, Pillay, Smith and Soma-Potential and Actual Payments." There was no threshold for the qualitative portion of the award plan and, therefore, the amount presented includes only the quantitative portion of the plan. Mr. Meyer's cash incentive plan did have a quantitative portion.

At or below fundamental earnings per share of $1.50 and Fundamental EBITDA of $137,946,000, and for Mr. Pillay a Divisional Measure of ZAR 1,551,886,000, no amounts would have been paid. Target and maximum payouts were to be made at fundamental diluted earnings per share of $1.58 and $1.82, respectively, with awards to be interpolated on a linear basis relative to $1.58 at levels of fundamental diluted earnings per share between $1.50 and $1.82. Target and maximum payouts were to be made at a Fundamental EBITDA of $145,206,000 and $166,987,000, respectively, with awards to be interpolated on a linear basis relative to $145,206,000 at levels of fundamental diluted earnings per share between $137,946,000 and $166,987,000. For Mr. Pillay's Divisional Measure, target and maximum payouts were to be made at the Divisional Measure of ZAR 1,633,564,000 and ZAR 1,878,599,000, respectively, with awards to be interpolated on a linear basis relative to ZAR 1,633,564,000 at levels of fundamental diluted earnings per share between ZAR 1,551,886,000 and ZAR 1,878,599,000. Mr. Pillay amounts translated from ZAR to USD using the June 30, 2019 exchange rate.

(3) A cash incentive plan for Mr. Oh is set forth in his service agreement. The plan and the actual payments made there under are described in detail under "-Compensation Discussion and Analysis-Elements of 2019 Compensation-Performance-Based Annual Bonuses-Mr. Oh" for Mr. Oh pursuant to his employment contracts. The threshold, target and maximum amounts for Mr. Oh are denominated in KRW and have been converted to USD using the average exchange rate for fiscal 2019.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2019. The market value of unvested shares reflected in this table is calculated by multiplying the number of unvested shares by the per share closing price of $4.00 of our common stock on June 30, 2019, the last trading day of the fiscal year.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer-cisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Herman G. Kotzé	67,000	-	$10.59	11/10/2020	150,000(1)	600,000
	20,000	-	$7.98	10/28/2021	50,000(2)	200,000
	18,000	-	$8.75	08/22/2022	58,000(3)	232,000
	42,856	-	$7.35	08/21/2023	-	-
	44,178	-	$11.23	08/27/2024	-	-
	-	58,000	$6.20	09/07/2018	-	-

Alex M.R. Smith	-	30,000	$6.20	09/07/2018	11,408(4)	45,632
					30,000(3)	120,000

Philip S. Meyer	-	27,000	$6.20	09/07/2028	15,000(2)	60,000

Phil-Hyun Oh	26,928	-	$11.23	08/27/2024	15,000(2)	60,000
	-	27,000	$6.20	09/07/2018

Nunthakumarin Pillay	17,952	-	$11.23	08/27/2024	30,000(1)	120,000
	-	30,000	$6.20	09/07/2018	15,000(2)	60,000
					30,000(3)	120,000

Nitin Soma(5)	-	-	-	-	-	-

(1)

These shares of restricted stock were awarded in August 2017, and will vest in full only on the date, if any, the following conditions are satisfied: (1) the recipient is employed by us on a full-time basis when the condition in (2) is met, and (2) the price of our common stock must equal or exceed certain agreed VWAP levels during a measurement period commencing on the date that we file our Annual Report on Form 10-K for the fiscal year ended 2020 and ending on December 31, 2020 - (i) one-third of the shares will vest if our share price is at or above $15.00 and below $19.00; (ii) two-thirds of the shares will vest if our share price is at or above $19.00 and below $23.00; and (iii) all of the shares will vest if our share price is at or above $23.00.

(2)	These shares of restricted stock were awarded in August 2017, and will vest in full on August 23, 2020, subject to the continued employment of the recipient on a full-time basis on the vesting date.
(3)

These shares of restricted stock were awarded in September 2018, and will vest in full only on the date, if any, the following conditions are satisfied: (1) the recipient is employed by us on a full-time basis when the condition in (2) is met, and (2) the price of our common stock must equal or exceed certain agreed VWAP levels for a period of 30 consecutive trading days during a measurement period commencing on the date that we file our Annual Report on Form 10-K for the fiscal year ended 2021 and ending on December 31, 2021 - (i) one-third of the shares will vest if our share price is at or above $15.00 and below $19.00; (ii) two-thirds of the shares will vest if our share price is at or above $19.00 and below $23.00; and (iii) all of the shares will vest if our share price is at or above $23.00.

(4)	22,817 shares of restricted stock were awarded in March 2018 which vest in two tranches in March 2019 and March 2020. 11,408 will vest on March 1, 2020, subject to Mr. Smith's continued employment.
(5)	Mr. Soma's awards were forfeited in connection with his resignation.

OPTION EXERCISES AND STOCK VESTED

There were no stock options exercised by our named executive officers or any stock awards that vested during fiscal 2019.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

As described above under "Compensation Discussion and Analysis", we do not have employment, severance or change of control agreements with named executive officers, other than the service agreements with Messrs. Smith and Oh. In addition, none of our outstanding equity awards include provisions for accelerated vesting upon a change in control of our company or termination of employment following such a change in control.

Under the terms of Mr. Smith's employment agreements, he is entitled to three months written notice before any termination would take effect.

Under the terms of Mr. Oh's service agreements, if he is removed from office as a director of KSNET or Net1 Korea without justifiable cause, he is entitled to receive the amounts of base salary and the bonus (if any) that would have been due and payable to him if he was fully employed with us for the remainder of the then-current fiscal year. The term "justifiable cause" includes any of the following circumstances, as well as any other circumstances permitted under applicable law:

  Mr. Oh has breached the provisions on non-competition or confidentiality of the service agreements;
  Mr. Oh has taken actions that are likely to result in a material loss of or harm to the business, reputation or goodwill of KSNET or Net1 Korea;
  Mr. Oh has misappropriated funds or assets of KSNET or Net1 Korea;
  Mr. Oh has concealed from or falsely disclosed to KSNET or Net1 Korea his name, age, education, experience, or other personal information;
  Mr. Oh has failed to show performance results or job capacity;
  Mr. Oh has committed a crime or offense which will adversely affect the interest or reputation of KSNET or Net1 Korea; or
  Mr. Oh has committed gross negligence, willful misconduct or any violation of laws in performance of his duties.

Assuming that Mr. Oh was removed from office as a director of KSNET or Net1 Korea without justifiable cause on the last day of fiscal 2019, i.e., June 30, 2019, Mr. Oh would have been entitled to receive a cash severance equal to his achieved qualitative awards, or $127,319, for the fiscal year.

Mr. Oh is also entitled to a severance payment equal to 300% of his monthly base salary for each completed year of service at KSNET and Net1 Korea. Using exchange rates applicable as of June 30, 2019, and 11 years of completed service at KSNET and five years of completed service at Net1 Korea, Mr. Oh would be entitled to a severance payment of $1,095,429.

Except as described above there would be no compensation, other than that prescribed by local labor laws in the case of unfair dismissal or retrenchment, that would become payable under the existing plans and arrangements if the employment of any of our named executive officers had terminated on June 30, 2019.

We do not have any ongoing obligation to provide post-termination benefits to our named executive officers after termination of employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Familial Relationships

Philippus Stefanus Meyer, Managing Director-Transact24, is one of our executive officers. Mr. Meyer's wife, Lam Hiu Kwan, is employed by Transact24 and controls a company that performs transaction processing services and Transact24 provides technical and administration services to it. We have recorded revenue of approximately $0.4 million related to this relationship during fiscal 2019. As of June 30, 2019, there are no amounts due by us related to the service provided by Transact24. Ms. Lam also received a consultancy fee and medical benefits of $54,000 and a performance bonus of $60,000 from Transact 24 during fiscal 2019.

Other Relationships

Our Chairman, Mr. Christopher S. Seabrooke is also the Chief Executive Officer and a director of Sabvest Limited. Sabvest Limited acquired effectively 20% of DNI during fiscal 2019. We owned 30% of DNI as of June 30, 2019.

Our Deputy Chairman, Mr. Paul Edwards, is the also the Chairman of V2 Limited. We owned 50% of V2 Limited as of June 30, 2019. Mr. Edwards, indirectly owned 5% of the issued and outstanding shares in V2 Limited as of June 30, 2019. These shares were awarded by the other shareholder in V2 Limited to Mr. Edwards following the introduction of V2 Limited to us and the conclusion of an agreement between ourselves and V2 Limited to provide funding of $10 million to V2 Limited. The other shareholder in V2 Limited also agreed to award Mr. Edwards 2.5% of the issued and outstanding shares in V2 Limited following his appointment as chairman of V2 Limited and will earn a further 2.5% of the issued and outstanding shares in V2 Limited if he continues as chairman for a period of two years.

Policy Agreement

Pursuant to the Policy Agreement, dated April 11, 2016 (the "Policy Agreement"), between International Finance Corporation, IFC African, Latin American and Caribbean Fund, LP, IFC Financial Institutions Growth Fund, LP, and Africa Capitalization Fund, Ltd. (collectively, the "IFC Investors") and us, the IFC Investors are entitled to designate one nominee to our Board. The IFC Investors have advised us that the IFC Investors regard Mr. Mockett as the independent director nominated by the IFC Investors under the terms of the Policy Agreement. In addition, pursuant to the Policy Agreement, the IFC Investors have been granted certain rights, including the right to require us to repurchase any shares we have sold to them upon the occurrence of specified triggering events, which we refer to as a "put right."

Events triggering the put right relate to (1) us being the subject of a governmental complaint alleging, a court judgment finding or an indictment alleging that we (a) engaged in specified corrupt, fraudulent, coercive, collusive or obstructive practices; (b) entered into transactions with targets of economic sanctions; or (c) failed to operate our business in compliance with anti-money laundering or anti-terrorism laws; or (2) we reject a bona fide offer to acquire all of our outstanding shares at a time when we have in place or implement a shareholder rights plan, or adopt a shareholder rights plan triggered by a beneficial ownership threshold of less than twenty percent. The put price per share will be the higher of the price per share paid to us by the IFC Investors and the volume-weighted average price per share prevailing for the 60 trading days preceding the triggering event, except that with respect to a put right triggered by rejection of a bona fide offer, the put price per share will be the highest price offered by the offeror.

Independent Director Agreements

We have entered into independent director agreements with each of our independent directors, providing for, among other things, the terms of each director's service, compensation and liability.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. These agreements require us to indemnify them, to the fullest extent authorized or permitted by applicable law, including the Florida Business Corporation Act, for certain liabilities to which they may become subject as a result of their affiliation with us.

Review, Approval or Ratification of Related Person Transactions

We review all relationships and transactions in which we and our directors and named executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Mr. Smith is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and named executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, our Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our Audit Committee considers:

  the nature of the related person's interest in the transaction;
  the material terms of the transaction, including, without limitation, the amount and type of transaction;
  the importance of the transaction to the related person;
  the importance of the transaction to us;
  whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and
  any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte for the fiscal years ended June 30, 2019 and 2018.

	2019 $ '000	2018 $ '000
Audit Fees	3,441	2,614
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-

Audit Fees - This category includes the audit of our annual consolidated financial statements on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, the required audit of management's assessment of the effectiveness of our internal control over financial reporting and the auditors' independent audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees - This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees." There were no such fees paid in the fiscal years ended June 30, 2019 or 2018.

Tax Fees - This category consists of professional services rendered by Deloitte for tax compliance and tax advice. The services for the fees disclosed under this category include tax return review and technical tax advice. There were no such fees paid in the fiscal years ended June 30, 2019 or 2018.

All Other Fees - This category consists of miscellaneous fees that are not otherwise included in the previous four categories. There were no such fees paid in the fiscal years ended June 30, 2019 or 2018.

Pre-Approval of Audit and Non-Audit Services

Pursuant to our Audit Committee charter, our Audit Committee reviews and pre-approves both audit and non-audit services to be provided by our independent auditors. The authority to grant pre-approvals of non-audit services may be delegated to one or more designated members of the Audit Committee whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting. During fiscal years 2019 and 2018, all of the services provided by Deloitte with respect to fiscal years 2019 and 2018 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of at least three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board and which is available on our website at www.net1.com. The Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board. The members of the Audit Committee are Messrs. Seabrooke, Pein, Edwards and Mockett. The Audit Committee selects, subject to shareholder ratification, our independent registered public accounting firm.

Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and of our internal control over financial reporting and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Deloitte. Mr. Smith represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with Mr. Smith and Deloitte. The Audit Committee discussed with Deloitte the matters required to be discussed by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. These matters included a discussion of Deloitte's judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

Deloitte also provided the Audit Committee with the written disclosures and letter required by the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm's independence.

Based upon the Audit Committee's discussion with management and Deloitte and the Audit Committee's review of the representations of management and the disclosures by Deloitte to the Audit Committee, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2019, for filing with the SEC.

Audit Committee Ekta Singh-Bushell, Chairperson Alasdair J.K. Pein Paul Edwards Alfred T. Mockett Christopher S. Seabrooke

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of September 27, 2019, information about beneficial ownership of our common stock by:

  each person or group of affiliated persons who or which, to our knowledge, owns beneficially more than 5% of our outstanding shares of common stock;
  each of our directors and named executive officers; and
  all of our directors and executive officers as a group.

Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The beneficial ownership percentages set forth below are based on 56,568,425 shares of common stock outstanding as of September 27, 2019. All shares of common stock, including that common stock underlying stock options that are presently exercisable or exercisable within 60 days after September 27, 2019 (which we refer to as being currently exercisable) by each person are deemed to be outstanding and beneficially owned by that person for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority.

Except as otherwise noted, each shareholder's address is c/o Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Corner of Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

Name	Shares of Common Stock Beneficially Owned
	Number	%
Paul Edwards	27,822	*
Herman G. Kotzé(1)	542,367	*
Philip S. Meyer(2)	415,645	*
Alfred T. Mockett	41,549	*
Phil-Hyun Oh (3)	50,928	*
Alasdair J.K. Pein(4)	86,440	*
Nunthakumarin Pillay(5)	105,619	*
Christopher S. Seabrooke(6)	318,124	*
Ekta Singh-Bushell	2,000	*
Alex M.R. Smith (7)	62,817	*
IFC Investors and Related Entities(8)	9,984,311	17.65%
International Value Advisers, LLC(9)	8,134,560	14.38%
Prescott Group Capital Management, LLC and Related Persons(10)	5,671,233	10.03%
Directors and Executive Officers as a Group(11)	1,653,311	2.91%

*Less than one percent

(1) Comprises (i) 73,000 shares of unrestricted stock; (ii) 258,000 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions; and (iii) options to purchase 211,367 shares of common stock, all of which are currently exercisable.

(2) Comprises (i) 391,645 shares of common stock held by a company, of which Mr. Meyer is sole shareholder and has the power to vote and dispose of all of the shares held; (ii) 15,000 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions; and (iii) options to purchase 9,000 shares of common stock, all of which are currently exercisable.

(3) Comprises (i) 15,000 shares of restricted stock, the vesting of which is subject to Mr. Oh's continued employment; and (ii) options to purchase 35,928 shares of common stock, all of which are currently exercisable.

(4) Comprises (i) 29,061 shares of unrestricted stock; and (ii) 57,379 shares of common stock held by a trust, settled by Mr. Pein and of which he is a beneficiary.

(5) Comprises (i) 2,667 shares of unrestricted stock; (ii) 75,000 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions; and (iii) options to purchase 27,952 shares of common stock, all of which are currently exercisable.

(6) Comprises (i) 18,124 shares of unrestricted stock; and (ii) 300,000 shares of common stock held by a company, of which Mr. Seabrooke is the Chief Executive Officer, which has the power to vote all of the shares held.

(7) Comprises (i) 11,409 shares of unrestricted stock; (ii) 41,408 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions; and (iii) options to purchase 10,000 shares of common stock, all of which are currently exercisable.

(8) According to the Schedule 13D, dated May 24, 2016, filed by the IFC Investors and related entities: (a) International Finance Corporation ("IFC") beneficially owns an aggregate of 2,781,615 common shares as to which it has sole voting and dispositive power, (b) IFC African, Latin American and Caribbean Fund, LP ("ALAC") beneficially owns an aggregate of 2,781,615 common shares as to which it has shared voting and dispositive power, (c) IFC African, Latin American and Caribbean Fund (GP) LLC ("ALAC GP") beneficially owns an aggregate of 2,781,615 common shares as to which it has shared voting and dispositive power, (d) IFC Financial Institutions Growth Fund, LP ("FIG") beneficially owns an aggregate of 2,318,012 common shares as to which it has shared voting and dispositive power, (e) IFC FIG Fund (GP), LLP ("FIG") beneficially owns an aggregate of 2,318,012 common shares as to which it has shared voting and dispositive power, (f) Africa Capitalization Fund Ltd. ("AFCAP") beneficially owns an aggregate of 2,103,069 common shares as to which it has shared voting and dispositive power. Each of ALAC, a United Kingdom limited partnership, FIG, a United Kingdom limited partnership, and AFCAP, a Mauritius limited company, is primarily engaged in the business of investing in securities. ALAC GP, a Delaware limited liability company, is primarily engaged in the business of serving as the general partner of ALAC. FIG GP, a United Kingdom limited liability partnership, is primarily engaged in the business of serving as the general partner of FIG. Each of ALAC, FIG and AFCAP are funds managed by IFC Asset Management Company LLC, a wholly-owned subsidiary of IFC, that invests third party capital in conjunction with IFC investments. The business address of the aforementioned entities is 2121 Pennsylvania Avenue, Washington, D.C. 20433.

(9) According to Amendment No. 13 to Schedule 13G, dated February 13, 2019, filed by International Value Advisers, LLC ("IVA"), IVA beneficially owns an aggregate of 8,134,560 common shares, as to which it has sole dispositive power with respect to all such common shares and sole voting power with respect to 7,738,090 of such common shares. The business address of IVA is 717 Fifth Avenue, 10th Floor, New York, NY 10022.

(10) According to Schedule 13G, dated February 11, 2019, filed by Prescott Group Capital Management, L.L.C. ("Prescott Capital"), Prescott Group Aggressive Small Cap, L.P. ("Prescott Small Cap"), Prescott Group Aggressive Small Cap II, L.P. ("Prescott Small Cap II" and, together with Prescott Small Cap, the "Small Cap Funds") and Mr. Phil Frohlich, the principal of Prescott Capital. Prescott Capital serves as the general partner of the Small Cap Funds, which serve the general partners of Prescott Group Aggressive Small Cap Master Fund, G.P., an Oklahoma general partnership ("Prescott Master Fund"), and may direct the Small Cap Funds to direct the vote and disposition of the 5,496,264 shares of common stock held by Prescott Master Fund. In addition, Prescott Capital serves as the general partner of the certain other accounts managed by Prescott Capital (the "Prescott Accounts") and may direct the vote and disposition of the 139,969 shares of common stock held by the Prescott Accounts. As the principal of Prescott Capital, Mr. Frohlich may direct the vote and disposition of the 5,671,233 shares of common stock held by (i) Prescott Master Fund, (ii) the Prescott Accounts and (iii) him individually. The business address of the aforementioned entities and Mr. Frohlich is 1924 South Utica, Suite 1120 Tulsa, Oklahoma 74104.

(11) Represents shares beneficially owned by the directors and executive officers. Includes shares issuable upon exercise of options to purchase 292,297 shares of common stock, all of which are currently exercisable and 404,408 shares of restricted stock, the vesting of which is subject to certain conditions discussed above.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review and representations, we believe that all filings requirements applicable to our executive officers, directors and more than 10% shareholders were complied with during fiscal year 2019.

Annual Report on Form 10-K

A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2019, is being distributed along with this proxy statement. We refer you to such report for financial and other information about us, but such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. It is also available on our website (www.net1.com). In addition, the annual report (with exhibits) is available at the SEC's website (www.sec.gov).

Shareholder Proposals and Director Nominations for the 2020 Annual Meeting

Qualified shareholders who wish to have proposals presented at the 2020 annual meeting of shareholders must deliver them to us by June 6, 2020, in order to be considered for inclusion in next year's proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act. Shareholders who intend to present an item of business for our 2020 annual meeting of shareholders (other than a proposal presented for inclusion in next year's proxy statement and proxy pursuant to Rule 14a-8) must provide notice of such business to us by June 6, 2020, as set forth more fully in Section 2.08 of our Amended and Restated By-Laws. Shareholders who wish to nominate one or more persons for election as directors must provide notice of such nominations to us by June 6, 2020, as set forth more fully in Section 4.16 of our Amended and Restated By-Laws. All proposals and nominations must be delivered to us at our principal executive offices at P.O. Box 2424, Parklands 2121, South Africa.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called "householding." Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which typically are mailed in early October of each year, by notifying us in writing at: Net 1 UEPS Technologies, Inc., P.O. Box 2424, Parklands 2121, South Africa, Attention: Net 1 UEPS Technologies, Inc. Corporate Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors, Christopher S. Seabrooke Chairman
October 25, 2019

THE BOARD HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

NET1

IMPORTANT ANNUAL MEETING

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS. Nominees:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Herman G. Kotzé	☐	☐	02 - Alex M.R. Smith	☐	☐	03 - Christopher S. Seabrooke	☐	☐
04 - Alasdair J.K. Pein	☐	☐	05 - Paul Edwards	☐	☐	06 - Alfred T. Mockett	☐	☐
07 - Ekta Singh-Bushell	☐	☐						

Proposal	For	Against	Abstain	Proposal	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2020.	☐	☐	☐	3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Net 1 UEPS Technologies, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of Net 1 UEPS Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 20, 2019. The undersigned appoints Herman G. Kotzé and Alex M.R. Smith, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Net 1 UEPS Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, as indicated on the reverse side of this proxy.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this proxy will be voted FOR ALL nominees for director and FOR proposals 2 and 3.

PROXY SERVICES
c/o Computershare
PO Box 505008
Louisville, KY 40233-9814

(Please Sign on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

NET1

IMPORTANT ANNUAL MEETING

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS. Nominees:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Herman G. Kotzé	☐	☐	02 - Alex M.R. Smith	☐	☐	03 - Christopher S. Seabrooke	☐	☐
04 - Alasdair J.K. Pein	☐	☐	05 - Paul Edwards	☐	☐	06 - Alfred T. Mockett	☐	☐
07 - Ekta Singh-Bushell	☐	☐						

Proposal	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2020.	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.